UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CAPITAL SENIOR LIVING CORPORATION
(Name of Registrant as Specified in Its Charter)

ORTELIUS ADVISORS, L.P. PANGAEA VENTURES, L.P. PETER DESORCY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ortelius Advisors, L.P. (“Ortelius Advisors”), together with the other participants in its solicitation, has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the proposed issuance by Capital Senior Living Corporation (the “Company”) of shares of newly designated Series A Convertible Preferred Stock of the Company to affiliates of Conversant Capital LLC as contemplated by an Investment Agreement entered into by and among such parties, and other Company proposals, at the upcoming special meeting of stockholders of the Company.

Item 1: On September 13, 2021, Ortelius Advisors issued the following press release, including an open letter to the Company’s stockholders. A copy of the final formatted letter is also attached hereto as Exhibit 1 and is incorporated herein by reference.

Ortelius Sends Letter to Fellow Stockholders Regarding Alternatives to Capital Senior Living’s Proposed Transactions with Conversant Capital

Ortelius Advisors, L.P. (together with its affiliates, “Ortelius” or “we”) today sent the below letter to stockholders of Capital Senior Living Corporation (“Capital Senior Living” or the “Company”) regarding its strong opposition to the Company’s proposed transactions (the “Proposed Transactions”) with Conversant Capital LLC (together with its affiliates, “Conversant”). We urge Capital Senior Living’s stockholders to vote AGAINST the Proposed Transactions recommended by the Company’s Board of Directors (the “Board”) at the upcoming meeting of stockholders (the “Special Meeting”) on October 12, 2021. Learn more at www.SaveCSU.com.

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Fellow Stockholder,

Ortelius, as one of the largest stockholders of Capital Senior Living with holdings equal to approximately 12.7% of the Company’s outstanding common stock, believes that our interests are firmly aligned with yours.

Unfortunately, Capital Senior Living’s Board – which holds minimal stock – has led your Company into a series of costly, dilutive and poorly-structured Proposed Transactions that effectively hand control of the business to Conversant at a material discount. The Proposed Transactions provide Conversant with expensive preferred stock and governance rights that would establish perverse disincentives for current stockholders considering participation in the presently contemplated equity rights offering. We encourage you to visit www.SaveCSU.com to review our prior public communications, which copiously detail the Proposed Transactions’ onerous terms and spotlight the Board’s flawed process for assessing the Company’s capital needs and financing options.

The silver lining is that you have the ability to reject the Proposed Transactions and help prevent a de facto fire sale of the business to Conversant at the upcoming Special Meeting on October 12, 2021. We urge you to vote AGAINST the Company’s proposals at the Special Meeting in order to protect the value of your investment and position the Board to assess other potential financing options.

IF STOCKHOLDERS VOTE DOWN THE PROPOSED TRANSACTIONS, WE BELIEVE THE COMPANY WILL BE ABLE TO READILY ACCESS MORE AFFORDABLE CAPITAL

We encourage you to see through the Board’s claim that the Proposed Transactions are “the only viable path forward.”1 Ortelius believes that there are more affordable and equitable financing options that would better serve the interests of the Company and its stockholders. Please take note of the following:

•	Ortelius is prepared to participate as a backstop and subscribe well beyond its pro rata stockholdings in a new equity rights offering, provided that the offering is decoupled from the Proposed Transactions. We believe that raising up to $70 million of equity capital through a rights offering represents an efficient and realistic path to addressing the Company’s near-term liquidity issues. Based on our experience, this type of rights offering could be carried out in an expedited manner during the fourth quarter.

•	As a result of our public campaign in opposition to the Proposed Transactions, Ortelius has learned that a cross-section of current and prospective stockholders have strong interest in participating in a fair and equitable rights offering. Our interactions with other investors lead us to believe that there is ample interest in a new rights offering which does not have the overhang of a priming security, punitive dilution and looming change-in-control of the business to Conversant. To be clear, the type of rights offering we envision would not include the type of usurious and overreaching terms tied to the Proposed Transactions.

•	Ortelius believes other established and well-capitalized investors, including Caligan Partners LP (together with its affiliates, “Caligan”), would be interested in participating as a backstop for the rights offering. Caligan has expressed to Ortelius its interest in participating as a backstop, subject to standard due diligence, if the Company opens up participation beyond its existing stockholder base.

•	Ortelius has also received a term sheet from an established, credit-focused asset management firm with more than $10 billion in capital for an approximately $46 million bridge loan that would be made to Capital Senior Living, subject only to confirmatory due diligence. The non-binding term sheet was provided based on the firm’s review of public information and includes an interest rate and provisions that are far less burdensome than Conversant’s interim financing. If the Board ultimately believes that securing immediate debt capital and conducting a smaller equity rights offering than the one we described above is preferable, Ortelius believes the Company could obtain combined financing that would be far less costly than what is provided for under the Proposed Transactions. Given that Capital Senior Living is a public market participant with significant disclosures, we believe the experienced lender that provided the term sheet, or an alternative lender with similar experience, would be able to conduct expedited diligence as soon as the Board provided authorization and sized its capital needs. After the Company terminates its agreements with Conversant, Ortelius would seek to work with the Board in order to advance alternative financing.

In light of Capital Senior Living’s consistently improving fundamentals, the Board and its bankers should be completely focused on addressing near-term needs and avoiding unnecessary dilution of existing stockholders. We find it illogical for the Board to be aggressively advocating for an effective sale of control of the Company to Conversant in order to address hypothetical, longer-term requirements. Ortelius believes the Board should be eager to explore the aforementioned financing options once it is able to do so following stockholders’ rejection of the Proposed Transactions at the Special Meeting, and existing stockholders should be afforded the opportunity to invest in their own Company on reasonable terms.

1 Capital Senior Living’s letter to stockholders, dated August 31, 2021.

ORTELIUS URGES YOU TO FOCUS ON THE FACTS INSTEAD OF THE BOARD’S SPIN

Capital Senior Living’s stock price immediately declined 48%, and to levels below the Proposed Transactions’ rights offering price, following the July 2021 announcement of the Conversant deal. Only when Ortelius began purchasing more shares and publicly opposing the Proposed Transactions did the Company’s stock price rebound, climbing approximately 52% since the close of trading on August 4th.2 It is clear to us that our public advocacy, and the corresponding appreciation in Capital Senior Living’s stock price, are already benefitting the Company and offering an outlet to a better financing solution. Stockholders can push the Board toward this path by voting AGAINST all proposals at the Special Meeting.

In closing, we encourage you not to be misled by the Company’s claims that there are no viable financing alternatives in the marketplace. We contend that an equity rights offering, which Ortelius and other investors could backstop, can provide the business with sufficient capital to satisfy near-term needs and put it in a much stronger position to raise additional funds on far more affordable terms. We do not see any compelling rationale for the Proposed Transactions that hand control of the Company to Conversant, create a costly preferred security, establish excessive interest rates and dilute stockholders in a manner that discourages continued investment.

Thank you for your engagement and support. We strongly urge you to vote AGAINST all of the Company’s proposals at the Special Meeting.

Peter DeSorcy

Managing Member

Ortelius Advisors, L.P.

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About Ortelius Advisors, L.P.

Ortelius is a research-intensive, fundamental-based, activist-oriented alternative investment management firm focused on event-driven opportunities. Founded in 2015 by Peter DeSorcy and H.R.H. Prince Pavlos, the asset manager is based in New York City.

Important Additional Information

Nothing in this press release should be construed to indicate the involvement of any person as a participant in our solicitation of proxies in connection with the Special Meeting except as stated in our definitive proxy statement. This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to any transaction or otherwise. In addition, any potential transaction or rights or securities offering will be subject to negotiations between parties thereto, and unless and until a definitive agreement has been executed and delivered, no contract or agreement providing for such a transaction between any entities named herein or offering involving any such entities shall be deemed to exist.

Contacts

Stockholders:

Okapi Partners
Mark Harnett, 646-556-9350
mharnett@okapipartners.com

Media:

MKA
Greg Marose / Bela Kirpalani, 646-386-0091
gmarose@mkacomms.com / bkirpalani@mkacomms.com

2 Stock price runs through the close of trading on September 10, 2021.

Item 2: Also on September 13, 2021, Ortelius Advisors uploaded the following materials to www.SaveCSU.com: